UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

H.B. Fuller Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5158

Dear Shareholder:

Our 2007 Annual Meeting of Shareholders will be held on Thursday, April 5, 2007, at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota. The meeting will begin promptly at 2:00 p.m. Please join us. Parking at the Science Museum of Minnesota for attendance at the Annual Meeting is complimentary. Parking vouchers will be available in the lobby of the Science Museum.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. Also enclosed is a copy of our 2006 Annual Report, including our Annual Report on Form 10-K. We hope you find these materials informative and useful. You can also view these materials on the Internet at www.hbfuller.com in the Investor Relations section.

Your vote is important, so please sign and return the enclosed proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like to vote your shares.

Sincerely,

MICHELE VOLPI
President and Chief Executive Officer

March 2, 2007	PROXY STATEMENT

DIRECTIONS TO THE SCIENCE MUSEUM OF MINNESOTA

120 WEST Kellogg Boulevard

St. Paul, Minnesota

651-221-9444-or

1-800-221-9444

Directions:

Eastbound on I-94 or Northbound on I-35E:    Take Kellogg Blvd. exit. Follow Kellogg to the three-way intersection of Kellogg, West 7th Street, and Eagle Street. Turn right down Eagle Street. At the second stoplight, Chestnut Street, turn left. Proceed to the lower ramp entrance.

Westbound on I-94:    Take the 12th Street exit and follow to Jackson Street. Turn left and go south to Kellogg Blvd. Turn right onto Kellogg, and continue six blocks. The museum will be on your left. Be sure you are in the left lane and follow the exchange Street underpass, which ducks underneath Kellogg Blvd. Continue down Exchange to the first intersection and take a left on Eagle. Then take the next left on Chestnut and proceed to the lower parking entrance.

Southbound on I-35E:    Take the 10th Street exit to Jackson Street, turn left and go south to Kellogg Blvd. Turn right onto Kellogg, and continue six blocks. The museum will be on your left. Be sure you are in the left lane, and follow the Exchange Street underpass, which ducks underneath Kellogg Blvd. Follow Exchange to the first intersection and take a left on Eagle. Then take the next left on Chestnut and proceed to the lower parking entrance.

By public transportation:    The Science Museum of Minnesota is served by buses from Minneapolis, St. Paul and surrounding suburbs. For bus schedules, call Metro Transit at 612-373-3333.

PARKING:    Parking is available in the parking lot of the Science Museum of Minnesota.

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5158

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 5, 2007, at 2:00 p.m. Central Time

Place:	Science Museum of Minnesota
120 West Kellogg Boulevard
St. Paul, Minnesota

Items of Business:	The election of three directors for a three-year term.

The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent auditors for the fiscal year ending December 1, 2007.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 16, 2007.

Voting by Proxy:	Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States. Instead of mailing the proxy card, you may enter voting instructions by telephone at 1-800-560-1965 or via the Internet at www.eproxy.com/ful/.

Annual Report:	H.B. Fuller’s 2006 Annual Report including our Annual Report on Form 10-K for the fiscal year ended December 2, 2006, which is not part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors

Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

March 2, 2007

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 5, 2007

The Board of Directors of H.B. Fuller Company is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 5, 2007, and at any adjournment and reconvening of the meeting. We began mailing this Proxy Statement and the enclosed form of proxy on March 2, 2007.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, Shareholders will act upon the matters disclosed in the Notice of Annual Meeting that preceded this Proxy Statement. These include the election of three directors and ratification of the appointment of our independent auditors.

We will also consider any other business that may properly be presented at the meeting, and management will report on H.B. Fuller’s performance during the last fiscal year and respond to questions from Shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote for all of the nominees for director and for the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 1, 2007.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 16, 2007, you are entitled to vote at the meeting.

As of the record date, 60,683,368 shares of Common Stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, such as the H.B. Fuller 401(k) Thrift Plan, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a street name holder, you will receive a “voting instructions” card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the Shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 60,683,368 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of Shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A Shareholder is counted as present at the meeting if the Shareholder is present and votes in person at the meeting or the Shareholder has properly submitted a proxy by mail, telephone or via the Internet.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

•	over the telephone by calling 1-800-560-1965;

•	electronically, using the Internet at www.eproxy.com/ful/; or

•	by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the enclosed proxy card. If you wish to vote using the paper proxy card, please return your signed proxy card to us before the meeting. You may also vote in person at the meeting.

If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instructions card.

What does it mean if I receive more than one proxy card or voting instructions card?

It means you hold shares of H.B. Fuller stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by telephone or via the Internet, vote once for each proxy card you receive. If you would like to consolidate your accounts please contact our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716 or via mail at: Shareowner Services, P.O. Box 64874, St. Paul, Minnesota 55164-0874 or via courier at: Shareowner Services, 161 North Concord Exchange, South St. Paul, MN 55075.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required for the proposals to be approved?

With respect to the election of directors, the three director nominees receiving the most votes for their election will be elected directors. With respect to approval of all other matters to come before the meeting, including the ratification of the appointment of KPMG LLP as the independent auditors of the Company, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each matter is required.

How are votes counted?

Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of KPMG LLP.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares may not be voted. In this situation, a “broker non-vote” may occur. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question, and, therefore, will not affect the outcome of the vote with respect to that proposal.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the 2007 fiscal year; and,

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies in the enclosed proxy card or voting instructions card.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to the Corporate Secretary of the Company;

•	by submitting another properly signed proxy card at a later date to the Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

If you are a street name holder, please consult your broker, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained Morrow & Company, Inc. to assist in the solicitation of proxies for a fee of approximately $5,500.00 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by directors, officers and regular employees of the Company. These individuals will receive no compensation (other than their regular salaries) for these services.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much H.B. Fuller Common Stock each director and executive officer listed in the Summary Compensation Table in this Proxy Statement beneficially owned as of January 31, 2007 (unless otherwise noted). The table also shows the beneficial ownership of H.B. Fuller Common Stock by all directors and executive officers of H.B. Fuller as a group. In addition, the table shows all shareholders known to us to be the beneficial owners of more than 5% of H.B. Fuller Common Stock. Shareholders of record as of July 28, 2006 received one share of H.B. Fuller Common Stock for each share of Common Stock held as of this record date. All holdings in the following table have been adjusted for this two for one stock split.

In addition to the shares listed in this table, certain executive officers and directors hold phantom stock units under the Company’s deferred compensation plans that will be paid out in shares of H.B. Fuller Common Stock. These units are subject to the same economic risk as a direct investment in H.B. Fuller Common Stock. As of January 31, 2007, in addition to the amounts shown below, the executive officers and directors, as a group, held phantom stock units representing 265,570 shares of H.B. Fuller Common Stock.

Unless otherwise noted, the Shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Mairs and Power, Inc.	4,466,143	(1)	7.37%
Barclays Global Investors, NA and Fund Advisors	3,224,814	(2)	5.32%
Knut Kleedehn	10,938	(3)	*
J. Michael Losh	6,774	(3)	*
Richard L. Marcantonio	2,673	(3)(4)	*
Lee R. Mitau	29,979	(3)(4)	*
Alfredo L. Rovira	1,939	(3)	*
John C. van Roden, Jr.	13,013	(3)(4)	*
R. William Van Sant	12,754	(3)	*
Albert P.L. Stroucken	1,120,717	(5)	1.83%
John A. Feenan	38,820	(6)	*
Michele Volpi	90,683	(7)	*
Edwin J. Snyder	67,410	(8)	*
Stephen J. Large	43,743	(9)	*
All directors and executive officers as a group (16 people)	1,590,514	(10)	2.58%

*	Indicates less than 1%.

(1)	As of December 31, 2006. This information is in accordance with Schedule 13G filed by the holder. The holder reported that, as an investment advisor under the Investment Advisors Act of 1940, it furnishes investment advice to two investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. In this capacity, the holder has sole voting power over 3,929,300 shares and dispositive power over all of the shares. In addition, the holder disclaims beneficial ownership of all of the shares. Also, the interest of one person, Mairs and Power Growth Fund, Inc., an investment company registered under the Investment Company Act of 1940, in the Common Stock of H.B. Fuller Company, amounted to 3,450,000 shares or 5.7% of the total outstanding Common Stock at December 31, 2006. The holder’s address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101.

(2)	As of December 31, 2006. This information is in accordance with Schedule 13G filed by the holder as a group including Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global

Investors, Ltd. The holder reported that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. In this capacity, the holder has sole voting power over 3,019,581 shares and sole dispositive power over all of the shares. The holder’s address is 45 Fremont Street, San Francisco, California, 94105.

(3)	Excludes Common Stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “How are directors compensated?” These Common Stock units are not entitled to vote at the meeting. The number of units credited to each director participating in this plan is as follows:

Knut Kleedehn	12,826	Alfredo L. Rovira	11,339
J. Michael Losh	34,517	John C. van Roden, Jr.	1,902
Richard L. Marcantonio	11,837	R. William Van Sant	26,692
Lee R. Mitau	52,717

(4)	Includes the following shares of Common Stock awarded under the 1998 Directors’ Stock Incentive Plan, including shares acquired upon reinvestment of dividends:

Richard L. Marcantonio	2,673	John C. van Roden, Jr.	2,719
Lee R. Mitau	15,753

(5)	Mr. Stroucken’s holdings shown are as of December 1, 2006, the date of Mr. Stroucken’s resignation from the Company. Includes 3,697 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 813,754 shares that could be issued pursuant to stock options which were exercisable as of December 1, 2006. Excludes 75,110 Common Stock units credited to Mr. Stroucken’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan described in the “Executive Compensation” section of this Proxy Statement. These Common Stock units are not entitled to vote at the meeting.

(6)	Includes 37,893 shares of restricted Common Stock subject to forfeiture and 927 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan. Excludes 19,765 Common Stock units credited to Mr. Feenan’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These Common Stock units are not entitled to vote at the meeting.

(7)	Includes 43,849 shares of restricted Common Stock subject to forfeiture, 1,509 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 44,240 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 3,749 Common Stock units credited to Mr. Volpi’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These Common Stock units are not entitled to vote at the meeting.

(8)	Includes 22,289 shares of restricted Common Stock subject to forfeiture, 42 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 45,079 shares that could be issued pursuant to stock options which are currently exercisable.

(9)	Includes 39,288 shares of restricted Common Stock subject to forfeiture and 3,537 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan. Excludes 1,862 restricted stock units which are subject to forfeiture and 9,939 Common Stock units credited to Mr. Large’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. Neither the restricted stock units nor Common Stock units are entitled to vote at the meeting.

(10)	Includes 185,240 shares of restricted Common Stock subject to forfeiture, 17,870 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 992,538 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 1,862 restricted stock units which are subject to forfeiture and 265,570 Common Stock units credited to the directors and executive officers as a group under their individual accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan. Neither the restricted stock units nor Common Stock units are entitled to vote at the meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During our 2006 fiscal year, U.S. Bank National Association (“U.S. Bank”) was one of a syndicate of participating lenders under H.B. Fuller’s unsecured revolving and term credit facilities. Under these credit facilities during fiscal 2006, we paid U.S. Bank interest in the amount of $690,787 and upfront and non-usage fees of $38,088. We also paid U.S. Bank for the following services during fiscal 2006:

•	Credit card services related to our employee travel and expense reimbursement program for which we paid $9,240 in fees and received $100,733 in rebates.

•	Trustee services related to pension and welfare benefit plans for which the trustees of such plans paid U.S. Bank $100,566 in fees.

Lee R. Mitau, non-executive Chairman of the Board of Directors of H.B. Fuller, is the Executive Vice President and General Counsel of U.S. Bancorp, the ultimate parent company of U.S. Bank. We believe that the U.S. Bank services were provided under terms no less favorable to us than are available to other customers of U.S. Bank. We expect to continue to acquire such services from U.S. Bank during the 2007 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller’s securities with the Securities and Exchange Commission (SEC). These reports are available for review on the Investor Relations section of our website: www.hbfuller.com. Directors and executive officers are required to furnish us with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2006, except for John C. van Roden, Jr., director, and Alfredo Rovira, director, who each filed one late report in connection with the Company’s annual grant of Common Stock units to all the directors.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of eight directors and divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class II directors, consisting of Knut Kleedehn, John C. van Roden, Jr. and Michele Volpi, will expire at the Annual Meeting.

At the Annual Meeting, three persons are to be elected as Class II directors to hold a three-year term of office from the date of their election until the 2010 Annual Meeting and until their successors are duly elected and qualified. The three nominees for election as Class II directors are Knut Kleedehn, John C. van Roden, Jr. and Michele Volpi, all of whom are currently directors. All of the nominees have agreed to serve as a director if elected. On January 26, 2007, the Board of Directors appointed Juliana L. Chugg as a director of the Company effective April 4, 2007. Ms. Chugg will be a Class I director. Therefore, following the Annual Meeting, the Board will be comprised of nine directors. Pursuant to the Company’s Bylaws, no more than 15 persons may serve on the Board. For information on how a Shareholder may suggest a person to be a nominee to the Board, see “How can a Shareholder suggest a candidate for election to the Board?”

The term of office for Class I directors, currently consisting of Richard L. Marcantonio and Alfredo Rovira, and including Juliana L. Chugg effective on April 4, 2007, will expire at the Annual Meeting in 2009 and the term of office for Class III directors, consisting of J. Michael Losh, Lee R. Mitau and R. William Van Sant, will expire at the Annual Meeting in 2008. Mr. Volpi was elected by the Board of Directors effective December 3, 2006, and, as discussed above, Juliana L. Chugg was elected by the Board of Directors effective April 4, 2007. All of the other directors were elected to the Board of Directors by the Shareholders.

We will vote your shares as you specify when providing your proxy. You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. If you submit your proxy without voting instructions, we will vote your shares FOR the election of the three nominees. If, for any reason, any nominee becomes unable to serve before the election, we will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class II directors.

The three director nominees receiving the most votes for their election will be elected directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2007.

Knut Kleedehn

Age:	69

Director Since:	2001

Principal Occupation:	Private Investor

Business Experience:	Mr. Kleedehn was with Bayer AG from 1960 to 2001. At Bayer, he served in a series of senior management roles as President and Senior Country Representative of Bayer for Japan and Korea, co-chair of Bayer do Brasil, General Manager of Bayer’s Pigments and Ceramics Division, and CEO of three Bayer chemical divisions and several subsidiaries.

John C. van Roden, Jr.

Age:	57

Director Since:	2003

Principal Occupation:	Consultant to Glatfelter, Inc., a specialty paper producer located in York, Pennsylvania.

Business Experience:	Mr. van Roden was appointed Executive Vice President and Chief Financial Officer of Glatfelter, Inc. in February 2005 and served in that capacity until January 2007, at which time he became a consultant. From 2003 to February 2005 he served as Senior Vice President and Chief Financial Officer of Glatfelter, Inc. He served as Senior Vice President and Chief Financial Officer for Conectiv, an energy company located in Wilmington, Delaware, from 1998 to 2003 and at Lukens, Inc., a specialty steel producer located in Coatesville, Pennsylvania, from 1982 to 1998.

The Board of Directors has determined that Mr. van Roden is an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Other Directorships:	Mr. van Roden is a director of Airgas, Inc., Penn Virginia GP Holdings, L.P. and Semco Energy Gas Company. In addition to H.B. Fuller, Mr. van Roden serves on the Audit Committees of both Airgas, Inc. and Penn Virginia GP Holdings, L.P.
Michele Volpi

Age:	42

Director Since:	2006

Principal Occupation:	President and Chief Executive Officer, H.B. Fuller Company

Business Experience:	Mr. Volpi was appointed President and Chief Executive Officer of H.B. Fuller Company in December 2006. He was Group President, General Manager of the Global Adhesives Division of H.B. Fuller Company from December 2004 to December 2006. Prior to that position, he served as Global Strategic Business Unit Manager, Assembly for H.B. Fuller Company from June 2002 to December 2004. From 1999 to June 2002, Mr. Volpi served as General Manager, Marketing for General Electric Company.

How can a Shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or management have identified candidates for consideration by the Committee. For this annual meeting, non-management directors identified all the nominees and no fees were paid to any third party with respect to the identification of any nominee for election at the meeting. If appropriate in the future, the Committee could engage a third person for a fee to assist in the process of identifying potential nominees. The Committee also will consider candidates put forward by any Shareholder. No Shareholder identified any candidate during fiscal year 2006. Any Shareholder interested in suggesting a candidate for election to the Board should contact the Corporate Governance and Nominating Committee through the Corporate Secretary.

The Committee assesses candidates to identify persons with the judgment, experience, independence and other attributes that the Committee concludes are pertinent in light of the Board’s current needs. The Board believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms also provided the following information about themselves as of January 31, 2007.

Class I (Term Ending in 2009)

Richard L. Marcantonio

Age:	56

Director Since:	2004

Principal Occupation:	Chairman and Chief Executive Officer of G&K Services, Inc., a provider of uniform rental services, located in Minnetonka, MN.

Business Experience:	Mr. Marcantonio has served as a director of G&K Services, Inc. since November 2003, and as Chairman and Chief Executive Officer since November 2005, prior to which he served as President and Chief Executive Officer from January 2004 to November 2005 and President and Chief Operating Officer from July 2002 to January 2004. From March 2002 until July 2002, Mr. Marcantonio served as President of the Industrial and Service Sectors at Ecolab, Inc., a leading global developer and marketer of cleaning and maintenance products. Mr. Marcantonio served as Executive Vice President of Ecolab’s Industrial and Service Sectors from January 2001 until March 2002.

Other Directorships:	Mr. Marcantonio is a director of G&K Services, Inc.

Alfredo L. Rovira

Age:	61

Director Since:	2003

Principal Occupation:	Managing partner of the law firm of Brons & Salas, and Co-Chairman of the Corporate Law Department of that firm, located in Buenos Aires, Argentina.

Business Experience:	Mr. Rovira has been associated with Brons & Salas since 1970. At Brons & Salas, Mr. Rovira has had extensive experience as an arbitrator involving both domestic and multinational companies. He has also written and taught extensively on legal topics.

As mentioned above, Juliana L. Chugg will join the Board of Directors effective April 4, 2007. She is 39 years old. Ms. Chugg is Senior Vice President, President, Pillsbury USA of General Mills, Inc. Prior to that, Ms. Chugg was Vice President, and President of General Mills’ Baking Products division. She also spent five years as Managing Director of International Operations in Australia. In 1996, Ms. Chugg joined Pillsbury in Australia as Marketing Director.

Class III (Term Ending in 2008)

J. Michael Losh

Age:	60

Director Since:	2001

Principal Occupation:	Private Investor

Business Experience:	Mr. Losh was the interim Chief Financial Officer of Cardinal Health, Inc., a provider of products and services for the health care market, located in Dublin, Ohio, from July 2004 to May 2005. He was the Chairman of Metaldyne Corporation, a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry headquartered in Plymouth, Michigan, from 2000 to 2002. Prior to that position, Mr. Losh was employed by General Motors Corporation from 1964 to 2000. At General Motors he served in a variety of operating and financial posts in the U.S., Mexico and Brazil, including general manager of both the Pontiac and Oldsmobile divisions. From 1994 to 2000, Mr. Losh was Chief Financial Officer of General Motors.

The Board of Directors has determined that Mr. Losh is an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Other Directorships:

AON Corporation; AMB Property Corp.; Cardinal Health, Inc.; MASCO Corporation; Metaldyne Corporation; TRW Automotive Holdings Corporation.

In addition to H.B. Fuller, Mr. Losh serves on the audit committees of AMB Property Corp., Cardinal Health, Inc., MASCO Corp., Metaldyne Corp. and TRW Automotive Holdings Corp. The Board of Directors of H.B. Fuller has determined that such simultaneous service does not impair Mr. Losh’s ability to effectively serve on the Company’s Audit Committee. This determination reflects Mr. Losh’s experience and understanding of financial statements, accounting principles and controls and audit committee functions gained throughout his professional career, and his availability to devote time and attention to his service on each committee.

Lee R. Mitau

Age:	58

Director Since:	1996, Chairman of the Board since December 2006.

Principal Occupation:	Executive Vice President and General Counsel, U.S. Bancorp, a bank holding company headquartered in Minneapolis, Minnesota.

Business Experience:	Mr. Mitau has been Executive Vice President and General Counsel of U.S. Bancorp since 1995.

Other Directorships:	Mr. Mitau is a director of Graco Inc.

R. William Van Sant

Age:	68

Director Since:	2001

Principal Occupation:	President and Chief Executive Officer of Paladin (a Dover Company), a manufacturer of heavy-duty construction products headquartered in Cedar Rapids, Iowa.

Business Experience:	Mr. Van Sant has served as President and Chief Executive Officer of Paladin from August 2006 to present. He served as Chairman at Paladin from July 2005 to August 2006. He previously served as Chairman and Chief Executive Officer of Paladin from October 2003 to July 2005. Mr. Van Sant was also an Operating Partner of Norwest Equity Partners, a leveraged buyout capital firm headquartered in Minneapolis, Minnesota, from 2001 to August 2006. He was Chairman, Director and Chief Executive Officer of Nortrax, Inc., a distributor of John Deere construction equipment in Minneapolis, Minnesota, from 1999 to March 2001.

Other Directorships:	Mr. Van Sant is a director of Graco Inc.

Does the Board have written corporate governance guidelines?

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines, which summarize many of the corporate governance principles that the Board has followed in governing the Company. The guidelines are available for review on the Investor Relations section of the company’s website: www.hbfuller.com. A printed copy of the guidelines may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Is a majority of the Board independent?

Pursuant to our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange, the Board has determined that all current members, other than Mr. Volpi, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with the Company. In assessing the materiality of any person’s relationship with H.B. Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between the Company and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

What is the Board’s policy with respect to attendance?

Directors are expected to attend the annual meeting of Shareholders and all meetings (including teleconference meetings) of the Board and each committee on which they serve. The Board, Compensation Committee and Corporate Governance and Nominating Committee each held five scheduled meetings during the 2006 fiscal year. The Audit Committee held 15 meetings during the 2006 fiscal year, 6 of which were teleconference meetings. During the fiscal year, the directors attended 96% of the meetings of the Board and Board committees on which the directors served. In addition, all of the then-serving directors attended the Company’s Annual Meeting of Shareholders held on April 6, 2006.

What are the roles of the Board’s committees?

The Board of Directors is responsible for the overall affairs of the Company. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters for each of these committees are available for review on the Investor Relations section of the company’s website at: www.hbfuller.com. Printed copies of these charters may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683. When necessary, the Board also establishes ad hoc committees to address specific issues.

Audit Committee

J. Michael Losh (Chair)	Alfredo L. Rovira
Richard L. Marcantonio	John C. van Roden, Jr.

Number of Meetings in fiscal year 2006: Fifteen

Functions:    The Audit Committee appoints the independent auditors to audit the Company’s consolidated financial statements, oversees the audit and the independence and performance of independent public auditors, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by our independent auditors, oversees our internal audit function, reviews the performance of our retirement plans and reviews the annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. This Committee also monitors compliance with our Code of Business Conduct and our Policy and Procedures Regarding Transactions with Related Persons.

All of the members of the Audit Committee are considered independent as that term is defined by our Corporate Governance Guidelines, the listing standards of the New York Stock Exchange and applicable federal law and regulation. The Board of Directors has determined that Mr. J. Michael Losh and Mr. John C. van Roden, Jr. satisfy the requirements of an audit committee financial expert as such term is defined under applicable federal law and regulation. The Audit Committee Report for fiscal year 2006 is included in this Proxy Statement.

Compensation Committee

R. William Van Sant (Chair)	Lee R. Mitau
Knut Kleedehn

Number of Meetings in fiscal year 2006:    Five

Functions:    The Compensation Committee establishes overall compensation programs and practices for executives and directors, reviews and approves compensation, including salary, incentive programs, stock-based awards, perquisites and supplemental benefits for executives who report to the Chief Executive Officer and the directors, and monitors the competitiveness, fairness and equity of our retirement plans. This Committee also has the authority to administer our stock-based compensation plans and individual awards.

All of the members of the Compensation Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. The report of the Compensation Committee on Executive Compensation for fiscal year 2006 is included in this Proxy Statement.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	R. William Van Sant
Knut Kleedehn

Number of Meetings in fiscal year 2006: Five

Functions:    The Corporate Governance and Nominating Committee reviews matters of corporate governance, including reviewing our organizational structure and succession planning. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director’s continued service if a director’s occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the directors, and makes recommendations to the Board regarding any Shareholder proposals.

This Committee considers Shareholder recommendations for potential director nominees. Suggestions may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. See “How can a Shareholder suggest a candidate for election to the Board?”

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange.

During fiscal year 2006, the Chair of the Corporate Governance and Nominating Committee acted as the Presiding Director of the Board. At each regularly scheduled meeting of the Board of Directors, the Presiding Director led a discussion at which only independent directors are present. Lee R. Mitau was elected non-executive Chairman of the Board effective in December 2006, and in this capacity, will act as the Presiding Director at future Board of Director Meetings.

How are directors compensated?

The form and amount of compensation for each director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the philosophy and practice for boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). We have and maintain goals for stock ownership by all non-employee directors.

The following fees are paid to all directors who are not employees of the Company:

Annual Board retainer	$35,000
Annual retainer for non-executive Chairman of the Board	$75,000
Annual retainer for Audit Committee Chair	$10,000
Annual retainer for Compensation Committee Chair and Corporate Governance and Nominating Committee Chair	$7,500
Daily attendance fee for each Board meeting	$1,000
Attendance fee for each Committee meeting, either in person or via telephone	$1,000
Attendance fee for each Committee ad-hoc telephone meeting	$500

We also reimburse each director for any out-of-pocket expenses related to attendance at any meeting or arising from other Company business.

Mr. Stroucken, our President and Chief Executive Officer during fiscal year 2006, did not receive separate compensation for serving as Chairman of the Board of Directors nor for attendance at any meeting. After the resignation of Mr. Stroucken, Mr. Mitau was elected non-executive Chairman of the Board of Directors. Mr. Mitau receives $75,000 per year to serve as non-executive Chairman of the Board. Mr. Volpi, as our current President and Chief Executive Officer, does not receive separate compensation for serving as director nor for attendance at any meeting.

In addition to the retainer, meeting and attendance fees described above, the Board believes it is important that each director have an economic stake in our Common Stock. As a result, the Compensation Committee typically makes an annual grant of shares of restricted Common Stock or restricted Common Stock units to each non-employee director. During fiscal year 2006, the Compensation Committee made a discretionary grant of 946 H.B. Fuller Common Stock units to each non-employee director under the Directors’ Deferred Compensation Plan. Subsequent to this grant, these units were adjusted to reflect the two for one stock split that occurred in July, 2006. This plan is described below.

In addition, each director typically receives a one-time grant of H.B. Fuller Common Stock (or its equivalent) upon his/her initial election to the Board. This plan is described below. These shares vest four years from the date of grant subject to continued service during that period.

Directors’ Deferred Compensation Plan.    Under this plan, directors may elect to defer all or a percentage of their retainer, attendance or meeting fees. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. As described above, during fiscal year 2006, the Committee exercised this discretion and granted each non-employee director 946 H.B. Fuller Common Stock units under this plan. Subsequent to this grant, these units were adjusted to reflect the two for one stock split that occurred in July, 2006.

Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock as elected by the director prior to deferring any retainer or fees. Directors who elect their retainer, attendance or meeting fees to be deferred into H.B. Fuller Common Stock units as an investment are credited with phantom stock units that will be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of H.B. Fuller Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of H.B. Fuller Common Stock on the dividend payment date. If a participant elects to defer retainer, attendance or meeting fees to the H.B. Fuller Common Stock account in this plan, we make a 10% matching contribution of additional phantom stock units to the amount invested in H.B. Fuller Common Stock by the director. The phantom stock units credited to the directors’ accounts do not have voting rights.

Any amounts deferred under this plan are paid in shares of H.B. Fuller Common Stock or cash at the earliest to occur of:

•

the last date on which the director serves as a director (that is, the date of resignation or removal from the Board or the end of the director’s elected term) or on the first, second, third, fourth or fifth anniversary of such date, as may be elected by the director in advance;

•	disability;

•	death; or

•	the date of a change in control of the Company.

Directors’ Stock Incentive Plan.    Under this plan, we may issue to non-employee members of the Board of Directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based awards. Shares of H.B. Fuller Common Stock are also issued under this plan to satisfy any requirements under the Directors’ Deferred Compensation Plan. The Compensation Committee determines the type, amount and other terms and conditions of any award under this plan.

Physical Examinations.    Non-employee directors are reimbursed for an annual physical examination. During the 2006 fiscal year, we paid reimbursements totaling $22,407 for director physical examinations and related expenses.

Matching Gifts to Education Program.    Under this program, we match a non-employee director’s contributions (up to $1,000) to eligible educational institutions. During the 2006 fiscal year, we matched $3,000 of eligible contributions.

How can a Shareholder or other interested party contact the Board of Directors?

Any Shareholder or other interested party may contact the Board, any committee or an individual director, by mailing a letter addressed to the Board, committee or individual director in care of the Corporate Secretary. The Corporate Secretary reviews all communication, but will forward all such correspondence to the directors for their information and consideration.

Who is the Corporate Secretary?

The Corporate Secretary is Timothy J. Keenan. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF AUDITORS

Audit Committee Report

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as the Company’s independent auditors for the year ending December 1, 2007.

The Audit Committee of the Board is composed solely of independent directors who satisfy all applicable requirements of federal law, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Except in our capacity as directors, no member of the Committee receives, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, and no member is otherwise “affiliated” with the Company or any subsidiary, as such term is defined by applicable federal law and regulations. In addition to the foregoing, Mr. J. Michael Losh, Chair of the Committee and Mr. John C. van Roden, Jr., based upon their experience in the preparation and auditing of the financial statements of comparable companies and their understanding of generally accepted accounting principles, internal accounting controls and audit committee functions, are deemed to satisfy the requirements of an audit committee financial expert as such term is defined under applicable federal law and regulation.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as H.B. Fuller’s independent auditors for fiscal year 2006, was responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), and they have discussed with us their independence and provided to us the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based upon our discussions and our review of the representations of management and the report of the independent auditors, and in reliance upon such information, representations, reports and opinions, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended December 2, 2006 filed with the SEC.

J. Michael Losh (Chair)
Richard L. Marcantonio	Alfredo L. Rovira	John C. van Roden, Jr.

Fees to the Independent Auditors

The following table presents fees for professional services provided by KPMG LLP for the audit, audit-related, tax and all other services rendered to us and our affiliates for the 2005 and 2006 fiscal years.

	2006	2005
Audit Fees	$2,627,000	$2,471,000
Audit-Related Fees	$250,000	$188,000
Tax Fees	$4,000	$46,000
All Other Fees	$0	$0

Audit Fees:    includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in our annual report on Form 10-K, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in our quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, (v) consultations concerning financial accounting and reporting and (vi) reviews of documents filed with the Securities and Exchange Commission and consents.

Audit-Related Fees:    includes fees and expenses for audits of employee benefit plans and due diligence services pertaining to potential business acquisitions.

Tax Fees:    includes fees and expenses for international tax compliance services.

All Other Fees:    includes fees and expenses associated with miscellaneous non-audit projects. There were no “All Other Fees” paid to KMPG LLP in fiscal years 2005 and 2006.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to us by our independent auditors. We have a policy of avoiding the engagement of our independent auditors except for audit, audit-related and tax compliance services. The Audit Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to us by our independent auditors.

Proposal

The Audit Committee has appointed KPMG LLP, certified public accountants, as our independent auditor for the fiscal year ending December 1, 2007, subject to Shareholder approval. KPMG LLP first acted as our independent auditor during the fiscal year ended November 27, 2004. If the Shareholders, by an affirmative vote of a majority of our shares of Common Stock represented and entitled to vote at the annual meeting, do not ratify the Audit Committee’s appointment of KPMG LLP as our independent auditor, the Audit Committee intends to reconsider that appointment. However, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for fiscal year 2007 unless there were compelling reasons for making an immediate change.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from Shareholders.

We will vote your shares as you specify when providing your proxy. If you submit your proxy without voting instructions, we will vote your shares FOR the ratification of the appointment of KPMG LLP.

The affirmative vote of a majority of the outstanding shares of Common Stock represented and entitled to vote on this matter is required to approve this proposal.

The Board of Directors recommends a vote FOR

ratification of the appointment of KPMG LLP.

OTHER MATTERS

Will the meeting consider any other business?

Our Bylaws provide that a Shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by us before the close of business on November 6, 2006. Since no Shareholder provided the notice required by the Bylaws prior to that deadline, we do not anticipate that any other proposals will be presented for consideration at the meeting. If you wish to present a proposal at the 2008 Annual Meeting, please see “How can a Shareholder present a proposal at the 2008 Annual Meeting?”

As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment as to the best interests of H.B. Fuller and its Shareholders.

How can a Shareholder present a proposal at the 2008 Annual Meeting?

In order for a Shareholder proposal to be considered for inclusion in our Proxy Statement for the 2008 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on November 5, 2007. The proposal must comply with SEC regulations regarding the inclusion of Shareholder proposals in company-sponsored proxy materials. Please contact the Corporate Secretary for a copy of such regulations.

If a Shareholder wishes to present a proposal at the 2008 Annual Meeting that would not be included in H.B. Fuller’s Proxy Statement for such meeting, he/she must provide notice to us no later than November 5, 2007. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

Does the Company have a Code of Business Conduct?

We have a Code of Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct is available on the Investor Relations section of our website at www.hbfuller.com. A printed copy of the Code of Business Conduct may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

How can a Shareholder get a copy of the Company’s 2006 Annual Report on Form 10-K?

Our 2006 Annual Report, including our Annual Report on Form 10-K, for the year ended December 2, 2006, accompanies this proxy statement. The 2006 Annual Report and Form 10-K is also available on the Investor Relations section of our website at www.hbfuller.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, H.B. Fuller Company, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Introduction.    The Compensation Committee of the Board of Directors establishes, monitors and administers compensation policies and plans in an effort to ensure the Company’s ability to attract, retain and motivate qualified directors and executive officers. We, the members of the Compensation Committee, review and approve base salary, short-term incentives and long-term incentives for the Chief Executive Officer and the executive officers who report to the Chief Executive Officer. Each year, we review national and regional compensation surveys to determine and establish competitive levels of compensation. Certain of these surveys include comparable companies from the specialty chemical peer group referred to in the Total Shareholder Return Graph in this Proxy Statement. From time to time, we also hire experienced outside consultants to review our compensation programs. The purpose of these reviews is to satisfy ourselves that H.B. Fuller’s compensation programs meet our goals.

Compensation of the Chief Executive Officer.    As the Company’s chief executive officer during fiscal 2006, Mr. Stroucken’s total compensation package was designed to be competitive with compensation provided to chief executive officers at chemical manufacturing and allied products companies with total revenues comparable to our net revenues. Since coming to the Company in 1998, Mr. Stroucken’s employment compensation has been governed by his employment agreement. His original employment agreement was replaced by a new employment agreement during fiscal year 2004. Mr. Stroucken’s employment agreement is described under the heading, “Executive Compensation—Employment Agreements” in this Proxy Statement and is filed with the SEC. Since the components of Mr. Stroucken’s total compensation package (base salary, short-term incentives, stock-based incentives and performance unit awards) are the same as those for all other executives, the specifics of his fiscal year 2006 compensation are discussed under each heading. Mr. Stroucken resigned as Chief Executive Officer and Chairman of the Board of Directors effective December 1, 2006. Information regarding his resignation and payments made to Mr. Stroucken related to his resignation are discussed under the heading, “Executive Compensation—Employment Agreements” in this Proxy Statement.

Compensation for Fiscal Year 2006

Base Salary.    Generally, base salary reflects an executive’s job grade. Job grades are set to reflect the complexity and importance of a position as well as the market rate paid for such positions. Merit increases in base salary are tied to annual performance reviews and are generally subject to salary ranges based on market surveys of companies with total revenues comparable to H.B. Fuller’s net revenues. We review and consider the annual performance of and proposed merit increase for the Chief Executive Officer and each executive officer who reports to the Chief Executive Officer. For fiscal year 2006, the budget guideline for base salary merit increases was an average of 3.5%. Base salary merit increases for executives named in this Proxy Statement (other than Mr. Stroucken) averaged 3.75% for fiscal year 2006. We increased Mr. Stroucken’s base salary 5.0% from fiscal 2005 to 2006.

Short-Term Incentive Awards.    Consistent with our overall philosophy and objectives, aggregate short-term incentive awards are set for each executive so that the expected payout at target performance levels, together with the executive’s base salary, would result in base salary and short-term incentive compensation equal to competitive market levels of such compensation for similar positions at comparable companies. Under the Company’s short-term incentive program, the target award opportunity for each executive named in this Proxy Statement (other than Mr. Stroucken) ranged from 48% to 56% of base salary for fiscal 2006. The maximum opportunity ranged from 96% to 112% of base salary. Mr. Stroucken’s target award opportunity was 100% of his base salary for fiscal year 2006, with a maximum opportunity of 200% of his base salary.

Pursuant to the Company’s Annual and Long-Term Incentive Plan, the pool of available funds for short-term incentive awards for fiscal year 2006 was based on the Company’s net operating income. In addition, the actual amount of each short-term award in 2006 was based in part upon a subjective evaluation of each executive’s performance. In fiscal 2006, the Company exceeded the established financial objectives for short-term incentive awards under the Annual and Long-Term Incentive Plan. Therefore, we determined to pay short-term incentive awards to the named executive officers in the amounts indicated in the Summary Compensation Table set forth in this Proxy Statement. The executives named in this Proxy Statement (other than Mr. Stroucken) received a short-term incentive award ranging from 42% to 112% of base salary for 2006. For fiscal year 2006, Mr. Stroucken received 150% of his base salary as a short-term incentive award.

Stock-Based Incentive Awards.    We believe that ownership of H.B. Fuller Common Stock by executives encourages long-term, strategic decision-making that is aligned with the balanced best interests of the Company’s constituents. Goals for recommended levels of executive stock ownership were established several years ago. An executive’s stock ownership goal ranges in dollar amount from one to five times their annual salary, depending on job grade.

To foster stock ownership by executives, in fiscal 2006, the long-term incentive program was entirely stock-based and included annual grants of restricted stock, restricted stock units and non-qualified stock options. The aggregate amount of these long-term incentive awards was set for executives so that the expected payout would result in compensation equal to competitive market levels of such compensation for similar positions at comparable companies. Stock-based awards are authorized by the Company’s Amended and Restated Year 2000 Stock Incentive Plan (the “Amended and Restated Plan”). There were no stock option awards to Mr. Stroucken and the other executives named in this Proxy Statement during fiscal 2006. However, stock-based incentive awards for fiscal year 2006 were granted on December 1, 2005. Due to the later fiscal year end of December 3, 2005, the awards appear as a grant in fiscal year 2005 and not in this Proxy Statement.

Performance Units.    From fiscal 1999 and through fiscal 2004, we granted cash-based performance units as part of the Company’s long-term incentive award program. Two of these performance unit awards were outstanding during fiscal 2006—the annual awards granted in fiscal years 2003 and 2004. Each annual award of performance units specifies a three-year measurement period for determining the amount to be paid with respect to each award. For example, the performance units awarded in fiscal year 2004 are based upon the Company’s performance from 2004 through 2006. The performance measurement for the performance units awarded in fiscal year 2003 compared the Company’s percentage improvement in return on invested capital against a peer group of companies. The same performance measure was originally used for the performance units awarded in fiscal year 2004. However, during fiscal 2005, we amended the performance unit awards that were granted in fiscal 2004 to change the performance measurement under such awards from “return on invested capital” to “total shareholder return.” The peer group of companies for the performance units awarded in fiscal 2004 are identified under the Total Shareholder Return Graph in this Proxy Statement.

In December 2004, we decided to replace the performance unit program with restricted stock or restricted stock unit grants made under the Company’s stock-based incentive program as described above. Therefore, no performance units were granted during fiscal 2005 or fiscal 2006.

The performance units granted in fiscal 2003 had a three-year measuring period covering fiscal years 2003-2005. After the date of last year’s Proxy Statement, it was determined that the Company’s performance fell slightly short of the requirements for a payment of the target incentive for the fiscal year 2003-2005 measuring period. However, due to the Company’s favorable performance during the measuring period as compared to many of the peer companies, we determined to pay the participants an award equal to 100% of the target award under the 2003-2005 performance unit plan. The amount of these awards to each of the named executive officers in this Proxy Statement is indicated in the Summary Compensation Table set forth in this Proxy Statement.

The performance units granted in fiscal 2004 had a three-year measuring period covering fiscal years 2004-2006. In early fiscal 2007, we were able to determine that the Company’s total shareholder return during the 2004-2006 measuring period ranked in the first quartile amongst the peer companies, and, therefore, participants were awarded payments based upon achieving the “superior performance objective.” This performance level resulted in a payment of 150% of the target award. The amount of these awards to each of the named executive officers in this Proxy Statement is indicated in the Summary Compensation Table set forth in this Proxy Statement.

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company, like H.B. Fuller, to its chief executive officer and other executive officers. We consider the deductibility of compensation arrangements in executive compensation decisions, but deductibility is not the only factor used in determining the appropriate level of compensation. The Company’s Annual and Long Term Incentive Plan and the Company’s Amended and Restated Stock Incentive Plan have each been approved by our Shareholders as required by Section 162(m). Therefore, cash incentive awards and compensation attributable to stock options and other stock-based awards under these plans may be tax deductible. We, along with the Company, will continue to evaluate the Company’s compensation plans and programs in view of the Section 162(m) limitations.

Independence.    No member of the Compensation Committee is a current or former employee of the Company. The membership of the Committee satisfies all applicable requirements for a corporation listed on the New York Stock Exchange (the “NYSE”) and all members are considered independent as that term has been defined by the NYSE and the Company’s Corporate Governance Guidelines.

Conclusion.    We believe that the policies and programs described in the report maintain an appropriate balance between motivating achievement of short-term goals and strategically leading the Company in a direction to provide long-term success and therefore serve the interests of the Shareholders and the Company.

R. William Van Sant, Chair	Knut Kleedehn	Lee R. Mitau

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by Mr. Stroucken, as Chief Executive Officer during fiscal 2006, and each of the other four most highly compensated executives at the end of fiscal year 2006.

Long Term Compensation
	Annual Compensation						Awards		Payouts
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)		Other Annual Compen- sation ($)		Restricted Stock Awards(3) ($)	Securities Underlying Options(#)	LTIP Payouts(4) ($)	All Other Compen- sation(5) ($)
Albert P.L. Stroucken(6) Chairman of the Board, President and Chief Executive Officer	2006 2005 2004	842,797 817,621 779,000	1,263,733 1,025,429 0		201 0 0	(7)	0 1,697,827 235,032	0 312,212 164,440	1,900,000 350,000 0	8,824,942 117,109 100,359	(8)

John A. Feenan (9) Senior Vice President, Chief Financial Officer	2006 2005 2004	368,127 364,244 345,238	267,934 316,598 118,833	(10) (11)	17,377 3,779 4,980	(12) (12) (12)	0 459,651 0	0 82,932 35,570	437,500 0 0	34,325 19,786 14,365

Michele Volpi (13) Group President, General Manager, Global Adhesives	2006 2005 2004	308,742 271,494 192,980	344,288 236,667 26,017	(14) (14)	41 2,201 0	(7) (12)	124,842 316,489 44,336	0 64,072 10,162	125,000 12,500 0	24,657 14,883 7,962

Edwin J. Snyder (15) Vice President, Chief Process Improvement Officer	2006 2005 2004	263,938 248,180 235,059	190,055 175,294 28,207	(16)	0 0 0		0 270,374 0	0 48,474 22,866	218,750 0 0	1,666 1,849 1,618

Stephen J. Large(17) Group President, General Manager, Full-Valu/Specialty	2006 2005 2004	314,651 312,796 289,551	132,131 206,253 105,397		1,238 35 0	(7) (12)	0 459,651 37,693	0 82,932 35,570	375,000 56,250 0	25,318 8,430 13,183

(1)	Includes cash compensation deferred at the election of the executive under H.B. Fuller’s Thrift Plan and Key Employee Deferred Compensation Plan.

(2)	Except as otherwise noted, the bonus amounts were paid pursuant to our short-term incentive plans as described in the Compensation Committee Report on Executive Compensation. Includes cash compensation deferred at the election of the executive under the Key Employee Deferred Compensation Plan.

(3)	These awards of restricted Common Stock and restricted Common Stock units are valued at the closing market price on the date of grant. We issue restricted Common Stock and restricted Common Stock units under our stock incentive plans. Each restricted Common Stock unit represents the right to receive one share of H.B. Fuller Common Stock. The restricted Common Stock and the restricted Common Stock units vest either in three years or in equal annual installments over a four-year period. The restricted Common Stock and the restricted Common Stock units vest in the event of change of control of the Company. Dividends are paid on restricted Common Stock and then reinvested in additional shares of restricted Common Stock. Dividend equivalents accrue with respect to restricted Common Stock units at the same rate as dividends are paid on Common Stock, and the dividend equivalents are then credited as additional restricted Common Stock units. Shares of restricted Common Stock are entitled to vote at the meeting. Restricted Common Stock units are not entitled to vote at the meeting.

Listed below are the total numbers and market value of shares of restricted Common Stock and restricted Common Stock units held by each executive as of December 2, 2006. Amounts shown include accrued dividend shares or dividend equivalents. The market value was determined based on the closing market price of our Common Stock on December 4, 2006.

	Restricted Stock	Market Value	Restricted Stock Units	Market Value
Albert P.L. Stroucken	0	$0	0	$0
John A. Feenan	30,813	$825,480	0	$0
Michele Volpi	27,189	$728,393	0	$0
Edwin J. Snyder	18,124	$485,542	0	$0
Stephen J. Large	32,208	$862,852	1,862	$49,883

Each executive also holds phantom stock units in the Key Employee Deferred Compensation Plan. These amounts are disclosed in the notes to the Security Ownership of Certain Beneficial Owners and Management table in this Proxy Statement.

(4)	As described in the Compensation Committee Report on Executive Compensation, these amounts consist of two payments for each officer. The first payment was made pursuant to the 2003-2005 performance unit awards and the second payment was made pursuant to the 2004-2006 performance unit awards. Amounts include cash compensation deferred at the election of the executive under the Key Employee Deferred Compensation Plan.

	2003-2005 Performance Unit Award	2004-2006 Performance Unit Award	Total
Albert P.L. Stroucken	$700,000	$1,200,000	$1,900,000
John A. Feenan	$175,000	$262,500	$437,500
Michele Volpi	$50,000	$75,000	$125,000
Edwin J. Snyder	$50,000	$168,750	$218,750
Stephen J. Large	$112,500	$262,500	$375,000

(5)	Amounts include matching contributions under the terms of H.B. Fuller’s Thrift Plan (a 401(k) plan), matching contributions under the Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan and premiums paid on term life and personal excess liability insurance.

Amounts include the matching contributions for fiscal year 2006 under the terms of H.B. Fuller’s Thrift Plan (a 401(k) plan) as follows:

Albert P.L. Stroucken	$8,800
John A. Feenan	$6,599
Michele Volpi	$7,656
Edwin J. Snyder	$230
Stephen J. Large	$8,800

The account balances for all named executive officers listed in the Summary Compensation Table are fully vested. Distribution of a participant’s vested account balance is made only upon the termination of employment.

For fiscal year 2006, the amounts also include certain matching contributions under the H.B. Fuller Company Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan as follows:

Albert P.L. Stroucken	$95,133
John A. Feenan	$26,290
Michele Volpi	$15,565
Stephen J. Large	$15,082

Amounts also include premiums paid for fiscal year 2006, on a tax-protected basis, on term life and personal excess liability insurance covering each executive as follows:

Albert P.L. Stroucken	$31,025
John A. Feenan	$1,436
Michele Volpi	$1,436
Edwin J. Snyder	$1,436
Stephen J. Large	$1,436

The amount for Mr. Stroucken also includes $27,600 of life insurance premiums paid, on a tax-protected basis, by us for fiscal year 2006. The death benefit to be paid under this policy is the amount required to provide the full amount of coverage required by Mr. Stroucken’s employment agreement. The amount of any death benefit in excess of this required amount is payable to the Company.

(6)	Mr. Stroucken resigned as an executive officer of the Company effective December 1, 2006.

(7)	The amount reported represents the amount of interest accrued during the applicable fiscal year on the officer’s account in the Key Employee Deferred Compensation Plan that exceeded 120% of the applicable federal long-term rate.

(8)	Amount includes approximately $6,118,667 in SERP benefits payable to Mr. Stroucken on June 1, 2007, $802,431 in salary continuation payable in three equal installments on each of December 1, 2007, 2008 and 2009, and $1,768,886 as incentive compensation continuation, payable in three equal installments on each of December 1, 2007, 2008 and 2009. Amount excludes approximately $4,791,886 previously deferred by Mr. Stroucken under the Company’s Key Employee Deferred Compensation Plan and also excludes approximately $300,000 to $500,000 payable to Mr. Stroucken under the Company’s relocation policy. See discussion of Mr. Stroucken’s Separation Agreement under the heading “Executive Compensation—Employment Agreements” in this Proxy Statement.

(9)	Mr. Feenan resigned as an executive officer of the Company effective February 15, 2007.

(10)	The amount reported includes an incentive payment of $36,458 made to Mr. Feenan in fiscal year 2005.

(11)	The amount reported for Mr. Feenan includes a one-time sign-on bonus paid over a two-year period (2003-2004).

(12)	The amount reported represents the dollar value of our 10% matching contribution relating to Common Stock units credited to the executive’s account under the Key Employee Deferred Compensation Plan.

(13)	Mr. Volpi was first elected as an executive officer of the Company in December 2004. Mr. Volpi was elected as President and Chief Executive Officer of the Company on December 3, 2006.

(14)	The amounts reported include incentive payments to Mr. Volpi of $6,333 in 2004 and $12,667 in 2005.

(15)	Mr. Snyder resigned as an executive officer of the Company effective February 28, 2007.

(16)	The amount reported includes an incentive payment of $11,806 made to Mr. Snyder in fiscal year 2005.

(17)	Mr. Large resigned as an executive officer of the Company effective February 28, 2007.

Option Grants in Last Fiscal Year

As described in the Compensation Committee Report on Executive Compensation, we provide stock-based incentive compensation to our executives in the form of stock options. There were no stock options granted during fiscal year 2006 to the executives listed in the Summary Compensation Table. Stock-based incentive awards for fiscal year 2006 were granted on December 1, 2005. Due to the later fiscal year end of December 3, 2005, the awards were granted in fiscal year 2005 and, therefore, do not appear in this Proxy Statement.

Aggregated Option Exercises in Fiscal Year 2006 and Fiscal Year End Option Values

The following table summarizes information with respect to stock option exercises by the executives listed in the Summary Compensation Table during fiscal year 2006 and the value of stock options held by such executives at the end of fiscal year 2006.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert P.L. Stroucken	390,862	5,138,142	813,754	0	$11,756,508	$0
John A. Feenan	0	0	86,847	81,655	$1,152,994	$1,002,308
Michele Volpi	0	0	39,358	49,362	$472,836	$567,385
Edwin J. Snyder	0	0	37,020	43,994	$459,858	$525,346
Stephen J. Large	92,976	1,191,859	20,733	74,421	$239,915	$887,860

(1)	The value was determined by subtracting the exercise price per share from $26.79, the closing market price per share of H.B. Fuller Common Stock on December 4, 2006.

Retirement Plans

H.B. Fuller’s Retirement Plan is a defined benefit, tax qualified plan that provides benefits for U.S. employees and is sometimes referred to as a pension plan. Employees do not make contributions to this plan. The plan provides an annual benefit equal to a percentage of the employee’s average annual compensation (including short term incentive compensation up to the annual IRS limit) during the highest five years of compensation in the final ten years of an employee’s service, based on the employee’s length of service with the Company.

We have established a Supplemental Executive Retirement Plan (“SERP”) to provide additional benefits to executives who may be affected by limits that are imposed by the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 on the amount of benefits that may be paid from tax qualified pension plans. This supplemental plan provides an annual benefit equal to a percentage of the executive’s average annual compensation (including short term incentive compensation) during the highest five years of compensation in the final ten years of an executive’s service, based on the executive’s length of service with the Company. This supplemental amount is offset by retirement income from certain other sources. The supplemental plan is an unfunded plan. However, we have placed funds in a trust that is intended to provide plan benefits. The funds are subject to the claims of our creditors.

The following table shows the estimated annual benefits on a straight-line annuity basis payable to the executives listed in the Summary Compensation Table who have 15 or more years of credited service upon normal retirement (age 65 or later) under the pension plan and the SERP. In accordance with the plans, the annual compensation considered in determining the benefits payable to any executive is the salary and short-term incentive compensation disclosed in the Summary Compensation Table.

Final Five-Year Average Annual Compensation ($)	Annual Benefit ($)	Final Five-Year Average Annual Compensation ($)	Annual Benefit ($)
225,000	87,864	1,425,000	687,864
300,000	125,364	1,500,000	725,364
375,000	162,864	1,575,000	762,864
450,000	200,364	1,650,000	800,364
525,000	237,864	1,725,000	837,864
600,000	275,364	1,800,000	875,364
675,000	312,864	1,875,000	912,864
750,000	350,364	1,950,000	950,364
825,000	387,864	2,025,000	987,864
900,000	425,364	2,100,000	1,025,364
975,000	462,864	2,175,000	1,062,864
1,050,000	500,364	2,250,000	1,100,364
1,125,000	537,864	2,325,000	1,137,864
1,200,000	575,364	2,400,000	1,175,364
1,275,000	612,864	2,475,000	1,212,864
1,350,000	650,364	2,550,000	1,250,364

Each of the executive officers listed in the Summary Compensation Table participate in the pension plan and the SERP. For purposes of computing total, combined retirement benefits, as of December 2, 2006, Mr. Volpi had four years of credited service and his average annual compensation was $330,000; Mr. Feenan, three years with average annual compensation of $510,000; Mr. Synder, four years with average annual compensation of $310,000; Mr. Large, fourteen years with average annual compensation of $390,000. At the time of his hiring, Mr. Stroucken was credited with years of service under the SERP for the number of years served with his prior employer and had 37 years of service as of his resignation on December 1, 2006. See the discussion of the SERP benefits to be received by Mr. Stroucken in connection with his resignation under the heading “Executive Compensation—Employment Agreements” in this Proxy Statement.

Key Employee Deferred Compensation Plan

H.B. Fuller’s Key Employee Deferred Compensation Plan permits eligible employees to defer annually a portion of their base salary and any annual incentive payment or payments made under outstanding performance units. Deferred compensation is payable on the earlier of the participant’s termination of employment, reaching age 65, disability, death or the date(s) for payment selected by the participant or as required by law. Amounts deferred under the plan are credited with interest based on the prime rate, or gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock, all as elected by the participant. If a participant elects to defer amounts to the H.B. Fuller Common Stock account, we make a matching contribution equal to 10% of the value of such amount. During fiscal 2006, we also made matching contributions to a participant’s stock account to restore certain matching contributions under the H.B. Fuller Thrift Plan (a 401(k) plan) that are limited by tax regulations. The value of these matching contributions is disclosed in the Summary Compensation Table in this Proxy Statement. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. For fiscal year 2006, no discretionary grants were made to any executives listed in the Summary Compensation Table.

Employment Agreements

Albert P.L. Stroucken.    Mr. Stroucken’s employment as President and Chief Executive Officer of the Company was governed by the terms of an employment agreement dated March 30, 2004. This agreement was negotiated during the 2004 fiscal year and replaced Mr. Stroucken’s prior employment agreement with us dated April 16, 1998. The new employment agreement addressed Mr. Stroucken’s base salary, annual and long-term incentive compensation, specified perquisites and participation in our employee benefit plans. The term of the employment agreement was for a period of three years terminating on March 31, 2007. The agreement provided for a base salary of $779,000 per annum and the right to participate in the Company’s annual incentive compensation plan under which Mr. Stroucken had the opportunity to earn up to 150% of his base salary during each applicable year. Pursuant to the agreement, Mr. Stroucken was also granted 8,334 shares of restricted common stock of the Company. The agreement also provided that Mr. Stroucken was entitled to participate in our retirement and welfare benefit plans and to receive other benefits and perquisites as were available generally to executives and employee directors of the Company. Mr. Stroucken’s new employment agreement was filed with the SEC.

Pursuant to Mr. Stroucken’s employment agreement, in the event of Mr. Stroucken’s death or disability during the term of the agreement, we agreed to pay his spouse or estate for the following three years an annual amount equal to the sum of his average base salary during the two years preceding his death or disability plus his average annual bonus during the preceding two years. We agreed to pay a similar amount for three years following his termination of employment if we terminated his employment without cause, Mr. Stroucken terminated his employment for “good reason” (as defined in the agreement), or his employment terminated on March 31, 2007. In addition, unvested restricted stock awarded under the employment agreement or any stock options outstanding on death, disability or termination immediately vested in full. Also, in the event of Mr. Stroucken’s death, disability or termination of employment without cause or for good reason, we agreed to provide him and/or his spouse with (a) certain retirement and welfare benefits and certain perquisites during the following three-year period, (b) health insurance coverage for the lifetime of Mr. Stroucken and/or his spouse, and (c) credit to Mr. Stroucken of an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, our Supplemental Executive Retirement Plan (“SERP”). Pursuant to the terms of his agreement, Mr. Stroucken is prohibited from disclosing confidential information and engaging in certain activities competitive with us for a period following his employment with the Company.

Mr. Stroucken’s employment agreement contained provisions that might trigger a lump-sum payment in the event of a change in control of the Company. This payment would be triggered if, within three years after a change in control, Mr. Stroucken was disabled, we terminated Mr. Stroucken’s employment without cause, or Mr. Stroucken terminated his employment for “good reason” (as defined in the agreement). The payment was equal to three times the sum of Mr. Stroucken’s base salary plus his target annual incentive compensation in effect immediately prior to the change in control. In addition, unvested restricted stock awarded under the employment agreement or any stock options outstanding immediately prior to the change in control would vest in full and we would provide Mr. Stroucken with certain retirement and welfare benefits and certain perquisites for a three-year period following the termination of employment. We would adjust these payments and benefits in the event that they were subject to an excise tax imposed by the Internal Revenue Code and did not exceed 330% of Mr. Stroucken’s base amount. Under these circumstances, the payments and benefits would be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits were subject to an excise tax and exceed 330% of Mr. Stroucken’s base amount, we agreed to reimburse Mr. Stroucken for the amount of the excise tax and for any taxes imposed upon the reimbursement. These change in control provisions terminated upon Mr. Stroucken’s resignation effective December 1, 2006.

As previously disclosed in this Proxy Statement, Mr. Stroucken resigned from the Company effective December 1, 2006. In connection with his resignation, the Company entered into a separation agreement with Mr. Stroucken (the “Separation Agreement”), which superceded his Employment Agreement. As discussed above, under the Employment Agreement Mr. Stroucken would have been entitled to receive certain severance payments and benefits if his employment with the Company had continued until March 31, 2007 (the “Employment Agreement Termination Date”). The Separation Agreement adjusted and reduced such severance payments and benefits to take into account Mr. Stroucken’s termination of employment prior to the Employment Agreement Termination Date.

Pursuant to the terms of the Separation Agreement, the payments and other benefits Mr. Stroucken would have received if his employment had continued through the Employment Agreement Termination Date were reduced by $4,000,000. Under the Separation Agreement, Mr. Stroucken is entitled to receive the following payments: (a) $802,431 as salary continuation, payable in three equal installments on each of December 1, 2007, 2008 and 2009; (b) $1,768,886 as incentive compensation continuation, payable in three equal installments on each of December 1, 2007, 2008 and 2009; and (c) approximately $6,118,667 in SERP benefits (plus accrued interest as provided under the SERP), payable on June 1, 2007.

Mr. Stroucken will also receive approximately $4,791,866 representing amounts previously deferred by him under the Company’s Key Employee Deferred Compensation Plan. In addition, Mr. Stroucken will be paid the value of the performance unit awards and annual short-term incentive awards he would have been entitled to receive under the terms of the Company’s annual and long-term incentive plan for the fiscal year ending December 2, 2006. These payments are indicated in the Summary Compensation Table set forth in this Proxy Statement.

Under the Separation Agreement, 122,058 shares of unvested restricted stock held by Mr. Stroucken vested in full on the date of his resignation. In addition, unvested stock options to acquire 349,152 shares of common stock of the Company held by Mr. Stroucken vested in full on such date. The exercise prices of these options range from $13.95 per share to $16.02 per share. Under the Separation Agreement, the expiration date of these stock options was extended from his resignation date until February 1, 2007.

Under the Separation Agreement, Mr. Stroucken is eligible to receive assistance and benefits under the Company’s relocation policy so that he can relocate to any city in the United States. The

Company currently expects that the cost of providing the relocation benefits to Mr. Stroucken will be approximately $300,000 to $500,000. However, Mr. Stroucken will no longer be eligible to participate in the Company’s pension, SERP and 401(k) retirement savings plans (although he will retain the value of his vested accounts in accordance with the terms of the pension and 401(k) retirement savings plans). Also, Mr. Stroucken’s participation in the Company’s life insurance, personal accident, medical, health and disability plans has ceased. In addition, Mr. Stroucken will no longer receive any automobile, financial and tax planning and executive physical examination allowances.

Under the terms of the Separation Agreement, Mr. Stroucken will continue to be obligated to comply with the confidentiality, non-competition and employee non-solicitation covenants contained in the Employment Agreement for the period beginning on his resignation date and ending March 31, 2010. The Separation Agreement was filed with the SEC.

Other Executive Officers.    We have agreements with Mr. Feenan, Mr. Volpi, Mr. Snyder and Mr. Large that prohibit disclosure of confidential information after termination of employment. Mr. Feenan, Mr. Volpi and Mr. Large also have agreements that prohibit each of them from competing with us for a period of time after termination of employment.

Change in Control Arrangements

We have a change in control arrangement with each of Mr. Feenan, Mr. Volpi, Mr. Snyder, and Mr. Large. (Mr. Stroucken’s arrangement is described above). The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless our Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change in control of the Company under the terms of these agreements. If during this protected period, we terminate the executive’s employment for any reason other than cause or disability, or the executive terminates his or her employment for good reason (as defined in the agreement), the executive is entitled to receive a lump sum payment from us. The payment is equal to three times the sum of the executive’s highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change in control and ending on the date of the executive’s termination of employment plus the executive’s target annual incentive compensation established by us and in effect immediately prior to the change in control. In addition, the executive is entitled to medical and dental benefits and certain perquisites for a three-year period following the termination of employment. We will adjust the payments and benefits in the event that they are subject to an excise tax imposed by the Internal Revenue Code and do not exceed 330% of the executive’s base amount. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement.

We have other compensatory arrangements with our executives that will result from a change in control. Our Supplemental Executive Retirement Plan provides that if within two years after a change in control, we terminate a participant’s employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), then zero to three years (depending on the participant’s position and pay grade) shall be added to both the participant’s age and years of credited service for purposes of determining benefits under the plan.

In addition, in the event of a change in control, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under our stock incentive plans immediately vest in full.

Executive Stock Purchase Loan Program

In July 2000, the Board of Directors adopted the Executive Stock Purchase Loan Program. Under the program, we arranged for U.S. Bank to provide full-recourse, personal loans to eligible management employees to purchase shares of H.B. Fuller Common Stock in the open market. Each eligible employee was allowed to obtain a loan equal to the dollar amount of the participant’s stock ownership goal plus capitalization of interest for the term of the loan. An executive’s stock ownership goal ranged in dollar amount from one to five times his or her annual salary, depending on the executive’s position with us. The loans bore interest at the Applicable Federal Rate and matured in five years, with principal and interest due at that time. The loans were guaranteed by H.B. Fuller only in the event of the participant’s default. We paid the premiums on a term life insurance policy for each participant in an amount necessary to repay the outstanding loan in the event of the participant’s death. We also paid the administrative fees and expenses of the program. On December 3, 2005, one active management employee participated in the program and the aggregate amount of loans outstanding under the program for that employee on December 3, 2005 was $37,176. That employee, who is not one of the executives listed on the Summary Compensation Table, paid off the outstanding loan prior to the end of fiscal 2006. As of the end of fiscal 2006, no other loans are outstanding under the Executive Stock Purchase Program.

This program ended during fiscal year 2001. In accordance with applicable law, the Company will not extend, directly or indirectly, any similar loans in the future.

TOTAL SHAREHOLDER RETURN GRAPH

Shown below is the Shareholder return graph required by SEC rules. The graph assumes the investment of $100 in H.B. Fuller Common Stock and each of the respective indexes on December 1, 2001 and reinvestment of all dividends. The cumulative total returns are as of the last day of the applicable fiscal year of the Company. The graph compares the yearly cumulative total Shareholder return on H.B. Fuller Common Stock over the prior five years with the cumulative total return of Standard & Poor’s 500 Composite Stock Index, Standard & Poor’s Small Cap 600 Index and an index of 19 selected peer companies. The peer index is included because these are the companies the Company uses most to benchmark its performance, including for determination of performance under the Company’s performance units.

The following publicly traded companies are included in the peer group: 3M Company, A. Schulman, Inc., Air Products and Chemicals, Inc., Albemarle Corporation, Arch Chemicals, Inc., Avery Dennison Corporation, Bemis Company, Inc., Cabot Corporation, Cambrex Corporation, Ecolab Inc., Ferro Corporation, Hercules Incorporated, Lubrizol Corporation, PolyOne Corporation, Praxair, Inc., Rohm & Haas Company, RPM International, Inc., Stepan Company and Valspar Corporation.

From time to time, the peer group changes due to merger and acquisition activity, bankruptcy filings, delisting of a company, or other similar occurrences. During fiscal year 2006, the peer group was changed to delete Engelhard Corporation and Solutia Inc. and replace those two companies with Hercules Incorporated and Stepan Company.

Annual Meeting of Shareholders Thursday, April 5, 2007 2:00 p.m. Science Museum of Minnesota 120 West Kellogg Boulevard Saint Paul, Minnesota

H.B. Fuller P.O. Box 64683 St. Paul, MN 55164-0683	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, appoints Michele Volpi, James C. McCreary, Jr. and Timothy J. Keenan, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota on Thursday, April 5, 2007 at 2:00 p.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, April 4, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ful/ — QUICK ««« EASY ««« IMMEDIATE

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•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. Election of directors:	01 Knut Kleedehn	03 Michele Volpi	☐ Vote FOR	☐ Vote WITHHELD
	02 John C. van Roden, Jr.		all nominees (except as specified below)	from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 1, 2007.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box    ☐      Indicate changes below:                                     Date

Signature(s) in Box

Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

H.B. Fuller Annual Meeting of Shareholders Thursday, April 5, 2007 2:00 p.m. Science Museum of Minnesota 120 West Kellogg Boulevard Saint Paul, Minnesota

H.B. Fuller P.O. Box 64683 St. Paul, MN 55164-0683	Voting Instructions to Trustee

H.B. Fuller Company Thrift Plan

and EFTEC Savings Plan

I hereby direct Wells Fargo Bank, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust and the EFTEC Savings Plan Trust to vote at the Annual Meeting of Shareholders of H.B. Fuller Company (the “Company”) to be held at the Science Museum of Minnesota, 120 West Kellogg Boulevard, Saint Paul, Minnesota on Thursday, April 5, 2007 at 2:00 p.m. and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

This voting instruction card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the shares of stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Voting Instruction Card

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your voting instruction 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, April 2, 2007.
•	Please have your voting instruction card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ful/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your voting instruction 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, April 2, 2007.
•

Please have your voting instruction card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. Election of directors:	01 Knut Kleedehn	03 Michele Volpi	☐ Vote FOR	☐ Vote WITHHELD
	02 John C. van Roden, Jr.		all nominees (except as specified below)	from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 1, 2007.			☐ For ☐ Against ☐ Abstain

THIS VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box    ☐      Indicate changes below:                                     Date

Signature(s) in Box

Please sign exactly as your name(s) appear on this voting instruction card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the voting instruction card.